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EXHIBIT 99

[Sea Containers News Release]

Contact:
Patricia Harper
Sea Containers America Inc
212/302-5066

William W. Galvin
203/618-9800

SEA CONTAINERS ANNOUNCES FIRST QUARTER RESULTS

        Hamilton, Bermuda, May 14, 2003.    Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) marine container lessor, passenger and freight transport operator, and leisure industry investor, today announced its results for the first quarter ended March 31, 2003. Net earnings for the period were a loss of $10.3 million (loss of $0.49 per common share) on revenue of $351 million, compared with a loss of $6 million (loss of $0.32 per common share) on revenue of $218 million in the prior year period.

        The first quarter is traditionally loss making because of the seasonality of the company's passenger and freight transport business. It is also the weakest period for marine container leasing because of reduced consumer purchasing post Christmas and Asian holidays which cause factory closures. In the first quarter of 2002 the company owned only 50% of Silja Oyj Abp while in the first quarter of 2003 it owned 100%, thus it had to include 100% of Silja's first quarter seasonal losses this year.

        Silja's first quarter 2003 revenue was $115 million compared with $94 million in the year earlier period. This winter has been exceptionally harsh with heavy ice conditions which cause fuel consumption to rise and prevent operation of aluminium hulled fast ferries. Fuel costs were $3 million higher than budget in the period due to ice and fears of disruption to world oil supplies because of the Iraq war and Venezuelan strikes, causing a short term spike in prices. Oil prices have now declined back to more normal levels and Silja is 50% hedged for the second and third quarters at prices lower than current levels so it should recover the overspend in the first quarter in the remainder of the year. (The company's other ferry operations are similarly hedged.) Silja also had a large passenger ship out of service for drydocking (this work is always done in the slow first quarter) and this caused a $1 million reduction in revenue.

        Irish Sea ferry operations showed improvement over the prior year while SeaStreak in New York had worse results due to ice conditions which closed two of its three New Jersey ports for a number of days. English Channel ferries had increased losses in the period due to the high fuel prices and the Easter holidays falling in the second quarter while last year they fell in the first quarter.

        Profits from rail operations include an improved offer from Network Rail to settle GNER's outstanding claims. The parties are still about $30 million apart. The company has only taken to profit the settlement offered by Network Rail which in its opinion is still insufficient to recover GNER's loss of revenue and other costs related to the Hatfield rail disaster which was the fault of Network Rail's predecessor, Railtrack.

        Collection of GNER's claims has been strengthened by a recent ruling of the Rail Regulator to uphold on appeal the earlier decision of an industry arbitration panel that "Network Change" had occurred and hence GNER is entitled to recover the consequences. It is difficult to predict when the claims will be finally settled but in the meantime GNER has withheld from track access payments the amount it believes it is owed.

        EBIT from marine container leasing continued to rise year on year, reaching $9.9 million in the first quarter of 2003 compared with $8.2 million in the prior year period, an increase of 21%. Demand for used standard dry cargo containers flattened as normal in the first quarter but has now risen to the point where GE SeaCo is finding it very difficult to meet demand. A shortage of space in vessels to reposition containers to locations of demand is contributing to the problem. GE SeaCo is encouraging the early return of standard dry cargo units from lessees who have them at below current market rates so it can re-lease them at higher rates. The utilization of GE SeaCo's own fleet was 98% at May 1, 2003 while utilization of the older "pool" fleet owned by Sea Containers and General Electric Capital Corporation was 83%. At May 1 GE SeaCo had taken delivery of 23,000 new containers in 2003 at a cost of $45 million. Demand for new containers is very strong and is expected to continue so. World trade in containerized cargoes has risen 9% year to date over the prior year period.

        Sea Containers owns 47% of Orient-Express Hotels Ltd.'s equity representing 16% of the votes. Its minority interest in Orient-Express Hotels first quarter losses was $1.2 million. The Iraq war, SARS epidemic, harsh winter, Easter falling in the second quarter and other transitory factors influenced that company's first quarter results. At the end of April, Orient-Express Hotels made a major acquisition of the Hotel Ritz in Madrid, Spain in partnership with a local real estate investor.

        The company has signed letters of commitment with three banks led by Citigroup to provide the financing for $158 million of public debt scheduled for redemption on July 1, 2003. It has also received satisfactory offers for assets to be sold, expected to yield cash net of debt repayment of a similar amount to the bank loan. The bank loan is for one year and will be repaid from the proceeds of the asset sales.

        In addition, the company expects the SEC to complete shortly a review of the company's registrations of exchange offers for its 2003 and 2004 maturing public debt. Even if there is a substantial take up of the exchange offers the asset sales will still be concluded and any surplus cash will be used to reduce other debt.

        EBITDA excluding Orient-Express Hotels in the first quarter was $41.4 million compared with $31.9 million in the year earlier period.

        Mr James B Sherwood, President, said that he felt comfortable with the company's outlook. The drop in fuel prices, favorable decision on the rail appeal, strong growth in container leasing, expected large profits from asset sales and lower interest costs upon the retirement of public debt would all improve the company's profits. He said that he expects the value of the company's 14.4 million common shareholding in Orient-Express Hotels to rise, and when it is sold at much higher prices than today it would provide substantial cash for debt reduction and new investment. He said that the challenges of the company are to renew its rail franchise in 2005 and to replace profits lost from the sale of the Steam Packet Company and in this latter connection the company is exploring several interesting opportunities.

        He concluded by saying that he has recently purchased for his personal account common shares in the company.

*        *        *        *        *

Management believes that EBITDA (earnings before interest, tax, depreciation and amortization) is a useful measure of operating performance, used by management and investors to help determine the ability to service or incur indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment and disposal plans, possible debt restructuring and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response (including the recent Iraqi war and its aftermath), the unknown effects on those markets of the current SARS epidemic, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating and completing proposed purchase, sale or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms, uncertainty of acceptance of proposed public debt exchange offers, global, regional and industry economic conditions, shifting patterns and levels of world trade and tourism, seasonality and adverse weather conditions, inability of Network Rail to restore, improve and maintain the U.K. rail infrastructure and uncertainty of claims against Network Rail and insurers, and legislative, regulatory and political developments including the uncertainty of extending the GNER rail franchise beyond 2005. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

*        *        *        *        *

Sea Containers Ltd. will conduct a conference call today, May 14, 2003 at 11.00 AM (EDT) which is accessible at 212-676-5361. A re-play of the conference call will be available until 5.00 PM (EDT) Friday, May 23 and can be accessed by calling 800-633-8284 (International dial-in #: 402-977-9140) and entering reservation number 21144416. A re-play will also be available on the company's website www.seacontainers.com.

SEA CONTAINERS LTD. AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Three months ended March 31,
	2003	2002
Revenue and other:
Ferry operations	$141,804,000	$27,893,000
Rail operations	172,650,000	148,229,000
Container operations	32,906,000	33,323,000
Investment in Orient-Express Hotels(1)	(1,226,000)	268,000
Other	5,274,000	8,562,000

Total revenue and other(2)	$351,408,000	$218,275,000

Earnings/(losses) before net finance costs:
Ferry operations:
Silja(3)(4)	$(6,815,000)	$1,977,000
Other	(5,819,000)	(5,003,000)

	(12,634,000)	(3,026,000)

Rail operations	20,703,000	9,103,000

Container operations:
GE SeaCo(4)	5,692,000	4,516,000
Other	4,199,000	3,680,000

	9,891,000	8,196,000

Other, including property, publishing and plantations(5)	173,000	4,222,000

	18,133,000	18,495,000
Corporate costs	(4,088,000)	(3,505,000)

Total earnings before net finance costs(6)	14,045,000	14,990,000
Net finance costs(4)	(27,910,000)	(25,813,000)

Losses before minority interest and income taxes(7)	(13,865,000)	(10,823,000)
Minority interest(8)	—	—
Benefit from income taxes(9)	(5,035,000)	(4,845,000)

Net losses(10)	(8,830,000)	(5,978,000)
Investment in Orient-Express Hotels(1)	(1,226,000)	268,000
Preferred share dividends	(272,000)	(272,000)

Net losses on class A and class B common shares	$(10,328,000)	$(5,982,000)

Net losses per class A and class B common share:
Basic and diluted	$(0.49)	$(0.32)

Weighted average number of class A and B common shares:
Basic	21,019,354	18,533,369

Diluted	21,497,976	9,034,169

        The Notes appearing above are set forth in the following pages. Many of these reconcile the data to Sea Containers' Form 10-Q report for the quarter ended March 31, 2003 pursuant to SEC Regulation G.

Notes:

(1)
SCL's economic interest in Orient-Express Hotels Ltd. (OEH) dropped below 50% to approximately 47% on November 14, 2002. Subsequent to that date, SCL's investment in OEH has been accounted for under the equity method. As such, SCL's profit/(loss) on this investment has been shown as a separate item and the previous year's amounts are presented on the same basis. Data presented for leisure operations for the three months ended March 31, 2002 were as follows (dollars in 000s):

Revenue	$53,670

Earnings before net finance costs	$5,335
Net finance costs	(4,823)

Earnings before income taxes	512
Provision for income taxes	(72)

Net earnings	440
Minority interest	(172)

SCL's share reported above	$268

(2)
See tabular reconciliation of Total revenue and other to SCL's Form 10Q below:

Revenue and other:	2003	2002
	(dollars in 000s)
As per Form 10-Q	$351,408	$271,677
Less revenue related to OEH(1)	—	(53,670)
Plus SCL's share of earnings related to OEH(1)	—	268

Total revenue and other	$351,408	$218,275

(3)
Includes 50% of Silja for 2002 but 100% for 2003. A majority shareholding was acquired on May 1, 2002 and Silja has been 100% consolidated from that date.

(4)
Includes SCL's share of interest charged in the GE SeaCo operations of $1,325,000 (2002—$1,058,000). SCL's share of Silja's interest in 2002 prior to consolidation of $2,235,000 is also included. These amounts are included in earnings/(losses) before net finance costs of GE SeaCo and Silja. See tabular reconciliation of Net finance costs to SCL's Form 10Q below:

Net finance costs:	2003	2002
	(dollars in 000s)
As per Form 10-Q	$(26,585)	$(27,343)
Less net finance costs related to OEH(1)	—	4,823
Plus net finance costs related to GE SeaCo	(1,325)	(1,058)
Plus net finance costs related to Silja	—	(2,235)

Net finance costs	$(27,910)	$(25,813)

(5)
Includes gain in 2002 of $4,093,000 on the sale by SCL of shares in Orient-Express Hotels.

(6)
See tabular reconciliation of Total earnings before net finance costs to SCL's Form 10Q below:

Earnings before net finance costs:	2003	2002
	(dollars in 000s)
As per Form 10-Q	$11,494	$17,032
Less losses/(earnings) before net finance costs related to OEH(1)	1,226	(5,335)
Plus SCL's 50% share of GE SeaCo's net finance costs(4)	1,325	1,058
Plus SCL's 50% share of Silja's net finance costs(4)	—	2,235

Total earnings before net finance costs	$14,045	$14,990

(7)
See tabular reconciliation of Losses before minority interest and income taxes to SCL's Form 10Q below:

Losses before minority interest and income taxes:	2003	2002
	(dollars in 000s)
As per Form 10-Q	$(15,091)	$(10,311)
Less losses before minority interest and income taxes related to OEH(1)	1,226	(512)

Losses before minority interest and income taxes	$(13,865)	$(10,823)

(8)
See tabular reconciliation of Minority interest to SCL's Form 10Q below:

Minority interest:	2003	2002
	(dollars in 000s)
As per Form 10-Q	$—	$(172)
Less minority interest related to OEH(1)	—	172

Minority interest	$—	$—

(9)
See tabular reconciliation of Benefit from income taxes to SCL's Form 10Q below:

Benefit from income taxes:	2003	2002
	(dollars in 000s)
As per Form 10-Q	$(5,035)	$(4,773)
Less provision for income taxes related to OEH(1)	—	(72)

Benefit from income taxes	$(5,035)	$(4,845)

(10)
See tabular reconciliation of Net losses to SCL's Form 10Q below:

Net losses:	2003	2002
	(dollars in 000s)
As per Form 10-Q	$(10,056)	$(5,710)
Less net losses/(earnings) related to OEH(1)	1,226	(268)

Net losses	$(8,830)	$(5,978)

(11)
See tabular reconciliation of earnings before interest, tax, depreciation and amortization (EBITDA) to Earnings before net finance costs in SCL's Form 10Q below:

EBITDA:	2003	2002
	(dollars in 000s)
Earnings before net finance costs as per Form 10-Q	$11,494	$17,032
Plus depreciation and amortization	28,633	24,582

EBITDA	40,127	41,614
Pro forma adjustment to exclude EBITDA of OEH	1,226	(9,680)

EBITDA as adjusted to exclude OEH	$41,353	$31,934

SEA CONTAINERS LTD. AND SUBSIDIARIES

CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31, 2003	December 31, 2002
Cash	$153,101,000	$218,022,000
Receivables	258,736,000	223,740,000
Containers and ships, net book value	1,663,227,000	1,659,996,000
Real estate and other fixed assets, net book value	178,873,000	181,478,000
Assets under capital leases, net book value	14,646,000	15,574,000
Inventories	46,373,000	46,061,000
Investments	291,722,000	288,570,000
Other assets	178,075,000	163,393,000

	$2,784,753,000	$2,796,834,000

Accounts payable	$398,677,000	$413,168,000
Liabilities with respect to containers and ships	999,249,000	987,207,000
Bank loans with respect to real estate and other fixed assets	256,864,000	264,036,000
Obligations under capital leases	11,054,000	11,763,000
Senior notes	422,831,000	422,783,000
Senior subordinated debentures	98,537,000	98,485,000
Minority interests and deferred revenue	24,550,000	12,560,000
Redeemable preferred shares	15,000,000	15,000,000
Shareholders' equity	949,252,000	963,093,000
Class B common shares with voting rights owned by a subsidiary	(391,261,000)	(391,261,000)

	$2,784,753,000	$2,796,834,000

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  EXHIBIT 99
[Sea Containers News Release]
SEA CONTAINERS LTD. AND SUBSIDIARIES SUMMARY OF OPERATING RESULTS (UNAUDITED)
  Notes
SEA CONTAINERS LTD. AND SUBSIDIARIES CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)